UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 30, 2014

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-36394	27-3306391
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

American Realty Capital Healthcare Trust, Inc. (“ARC Healthcare”), pursuant to the prior authorization of its board of directors, will pay a distribution of $0.056666667 per share on January 15, 2015 to stockholders of record at the close of business on January 8, 2015.

In addition, pursuant to the merger agreement between ARC Healthcare, Ventas, Inc. (“Ventas”) and certain related parties, ARC Healthcare agreed to pay a “stub period” dividend to its stockholders for the period from the most recent common stock dividend record date through the last business day prior to the closing of the merger between ARC Healthcare and Ventas, which remains subject to the closing conditions set forth in the merger agreement, including the approval of ARC Healthcare’s stockholders. The “stub period” dividend will reflect a fraction of ARC Healthcare’s monthly common stock dividend by dividing the amount of days elapsed since the last common stock dividend record date, January 8, 2015, through the last business day prior to the closing of the merger, divided by the amount of days in the month in which the “stub period” dividend will be paid. Such “stub period” dividend will be paid on the last business day prior to the closing of the merger to stockholders of record at the close of business on such date.

A copy of the press release announcing the foregoing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated December 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: December 30, 2014	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer